MERGER AGREEMENT


                                  BY AND AMONG


                          SPECIALTY CARE NETWORK, INC.,


                                       AND


                    RECONSTRUCTIVE ORTHOPAEDIC ASSOCS., INC.


                                November 12, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

      1.  Definitions....................................................  - 1 -

      2.  Basic Transaction..............................................  - 4 -
            (a)  The Merger..............................................  - 4 -
            (b)  The Closing.............................................  - 4 -
            (c)  Actions at the Closing..................................  - 4 -
            (d)  Effect of Merger........................................  - 4 -

      3.  Representations and Warranties of ROA and the ROA Stockholders.  - 5 -
            (a)  Organization, Qualification, and Corporate Power........  - 6 -
            (b)  Capitalization..........................................  - 6 -
            (c)  Authorization of Transaction............................  - 6 -
            (d)  Noncontravention........................................  - 6 -
            (e)  Subsidiaries and Investments............................  - 7 -
            (f)  Financial Statement.....................................  - 7 -
            (g)  Undisclosed Liabilities.................................  - 7 -
            (h)  Brokers' Fees...........................................  - 7 -
            (i)  Material Contracts......................................  - 7 -
            (j)  Insurance; Malpractice..................................  - 8 -
            (k)  No Changes Prior to Closing Date........................  - 9 -
            (l)  Title; Condition........................................  - 9 -
            (m)  Litigation..............................................  - 9 -
            (n)  Permits and Licenses.................................... - 10 -
            (o)  Tax Matters............................................. - 10 -
            (p)  Employee Benefit Plans.................................. - 10 -
            (q)  Third-Party Relations................................... - 12 -
            (r)  Compliance with Applicable Laws......................... - 12 -
            (s)  Employee Compensation................................... - 12 -
            (t)  Environmental Matters................................... - 12 -
            (u)  Healthcare Compliance................................... - 13 -
            (v)  Fraud and Abuse......................................... - 13 -
            (w)  Practice Compliance..................................... - 14 -
            (x)  Rates and Reimbursement Policies........................ - 14 -
            (y)  Accounts Receivable..................................... - 14 -
            (z)  Guaranties.............................................. - 15 -
            (aa) Powers of Attorney...................................... - 15 -
            (ab) Tangible Assets......................................... - 15 -

                                                                            Page
                                                                            ----

            (ac) Full Disclosure......................................... - 15 -

      4.  Representations and Warranties of SCN.........................  - 15 -
            (a)  Organization...........................................  - 15 -
            (b)  Capitalization.........................................  - 15 -
            (c)  Authorization of Transaction...........................  - 15 -
            (d)  Noncontravention.......................................  - 15 -
            (e)  Brokers' Fees..........................................  - 16 -
            (f)  Private Placement Memorandum...........................  - 16 -

      5.  Covenants.....................................................  - 16 -
            (a)  General................................................  - 16 -
            (b)  Notices and Consents...................................  - 16 -
            (c)  Regulatory Matters and Approvals.......................  - 16 -
            (d)  Operation of Business..................................  - 17 -
            (e)  Full Access............................................  - 18 -
            (f)  Notice of Developments.................................  - 18 -
            (g)  Exclusivity............................................  - 18 -
            (h)  Collection of Accounts Receivable......................  - 18 -
            (i)  Payment of Expenses....................................  - 18 -
            (j)  Completion of Schedules................................  - 19 -
            (k)  Eric Hume Employment Contract..........................  - 19 -

      6.  Conditions to Obligation to Close.............................  - 19 -
            (a)  Conditions to Obligation of SCN........................  - 19 -
            (b)  Conditions to Obligation of ROA........................  - 21 -

      7.  Items to be Delivered at or Prior to Closing..................  - 23 -
            (a)  By the ROA Stockholders or ROA.........................  - 23 -
            (b)  By SCN.................................................  - 23 -

      8.  Termination...................................................  - 24 -
            (a)  Termination of Agreement...............................  - 24 -
            (b)  Effect of Termination..................................  - 25 -

      9.  Indemnification...............................................  - 25 -
            (a)  Indemnification by the ROA Stockholders................  - 25 -
            (b)  Notice to the ROA Stockholders; Opportunity to Defend..  - 25 -
            (c)  General Indemnification by SCN.........................  - 26 -
            (d)  Notice to SCN; Opportunity to Defend...................  - 26 -
            (e)  Survival...............................................  - 26 -

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                                                                            Page
                                                                            ----

            (f)  Security for Indemnity.................................  - 26 -

      10.  Miscellaneous................................................  - 26 -

            (a)  No Third-Party Beneficiaries...........................  - 26 -
            (b)  Entire Agreement.......................................  - 27 -
            (c)  Succession and Assignment..............................  - 27 -
            (d)  Counterparts...........................................  - 27 -
            (e)  Headings...............................................  - 27 -
            (f)  Notices................................................  - 27 -
            (g)  Governing Law..........................................  - 28 -
            (h)  Amendments and Waivers.................................  - 28 -
            (i)  Severability...........................................  - 28 -
            (j)  Expenses...............................................  - 28 -
            (k)  Construction...........................................  - 28 -
            (l)  Incorporation of Exhibits and Schedules................  - 29 -

                                MERGER AGREEMENT

      THIS MERGER AGREEMENT ("Agreement") is entered into this the 12th day of November, 1996, by and among SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN") and RECONSTRUCTIVE ORTHOPAEDIC ASSOCS., INC., a Pennsylvania corporation ("ROA") and the stockholders of ROA as of the date of this Agreement (the "ROA Stockholders"). SCN, ROA and the ROA Stockholders are referred to collectively herein as the "Parties."

                             W I T N E S S E T H:

      WHEREAS, ROA is a Pennsylvania corporation which owns the assets which are used by and/or result from the ROA Stockholders' practice of medicine;

      WHEREAS, the ROA Stockholders are medical doctors practicing medicine in the State of Pennsylvania;

      WHEREAS, this Agreement contemplates a tax-free merger of ROA with and into SCN in a reorganization pursuant to Code Section 368(a)(1)(A);

      WHEREAS, the ROA Stockholders will receive capital stock in SCN and cash in exchange for their capital stock in ROA.

      WHEREAS, the Parties anticipate that the Merger contemplated by this Agreement will further certain of their business objectives; and

      WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transaction will be consummated.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is agreed as follows:

      1. Definitions.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Closing Date" has the meaning set forth in Section 2(b) below.

      "Closing" has the meaning set forth in Section 2(b) below.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Conversion Ratio" has the meaning set forth in Section 2(d)(v) below.

      "Delaware Articles of Merger" shall have the meaning set forth in Section 2(c) below.

      "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

      "Disclosure Schedule" has the meaning set forth in Section 3 below.

      "Dissenting Share" means any ROA Share which any stockholder who or which has exercised his or its appraisal rights under the Pennsylvania Business Corporation Law holds of record.

      "Effective Time" has the meaning set forth in Section 2(d)(i) below.

      "Environmental Laws" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste (including biohazardous or biomedical waste), discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Hazardous Materials" has the meaning set forth in Section 3(t) below.

      "IRS" means the Internal Revenue Service.

      "Knowledge" means actual knowledge after reasonable investigation.

      "Merger" has the meaning set forth in Section 2(a) below.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

      "Pennsylvania Business Corporation Law" means the Business Corporation Law of the Commonwealth of Pennsylvania, as amended.

      "Pennsylvania Articles of Merger" shall have the meaning set forth in
Section 2(c) below.

      "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Practice Assets" has the meaning set forth in Section 3(l) below.

      "Private Placement Memorandum" means the final private placement memorandum of SCN relating to the of the offering of the SCN Shares under the Securities Act.

      "Requisite SCN Stockholder Approval" means the affirmative vote of the holders of a majority of the SCN Shares in favor of this Agreement and the Merger.

      "Requisite ROA Stockholder Approval" means the affirmative vote of the holders of a majority of the ROA Shares in favor of this Agreement and the Merger.

      "ROA Share" means any share, voting and nonvoting alike, of the Common Stock, One Dollar ($1.00) par value per share, of ROA.

      "ROA Stockholder" means any Person who or which holds any ROA Shares.

      "ROA" has the meaning set forth in the preface above.

      "SCN Share" means any share of the Common Stock, $.001 par value per share, of SCN.

      "SCN" has the meaning set forth in the preface above.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Surviving Corporation" has the meaning set forth in Section 2(a) below.

      2. Basic Transaction.

      (a) The Merger. On and subject to the terms and conditions of this Agreement, ROA will merge with and into SCN (the "Merger") at the Effective Time. SCN shall be the corporation surviving the Merger (the "Surviving Corporation").

      (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius, L.L.P., 2000 One Logan Square, Philadelphia, Pennsylvania, commencing at 9:00 A.M. local time on the 12th day of November, 1996, or such other date as the Parties may mutually determine (the "Closing Date").

      (c) Actions at the Closing. At the Closing, (i) ROA will deliver to SCN the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) SCN will deliver to ROA the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) SCN and ROA will file with the Secretary of State of the State of Delaware both Articles of Merger and a Plan of Merger in substantially the form attached hereto as Exhibit 2(c) (the "Delaware Articles of Merger"), and (iv) SCN and ROA will file with the Department of State of the Commonwealth of Pennsylvania both Articles of Merger and a Plan of Merger in substantially the form attached hereto as Exhibit 2(c)(i) (the "Pennsylvania Articles of Merger").

      (d) Effect of Merger.

            (i) General. The Merger shall become effective at the time (the "Effective Time") SCN and ROA file the Delaware Articles of Merger with the Secretary of State of the State of Delaware and file the Pennsylvania Articles of Merger with the Department of State of the Commonwealth of Pennsylvania. The Merger shall have the effect set forth in the Delaware General Corporation Law and the Pennsylvania Business Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either SCN or ROA in order to carry out and effectuate the transactions contemplated by this Agreement.

            (ii) Certificate of Incorporation. The Certificate of Incorporation of SCN in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

            (iii) Bylaws. The Bylaws of SCN in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

            (iv) Directors and Officers. The directors and officers of SCN in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

            (v) Conversion of ROA Shares. At and as of the Effective Time, each ROA Share (other than any Dissenting Share) shall be converted into the right to receive consideration equal to Twenty Thousand Four Hundred Three and 73/100 Dollars ($20,403.73) (the "Conversion Ratio"). The consideration to be delivered by SCN in connection with the conversion of the ROA Shares shall consist of a combination of SCN Shares and cash. In the aggregate, the amount of cash to be delivered at the Effective Time shall not exceed twenty percent (20%) of the total consideration. The ROA Stockholders shall deliver to SCN a schedule executed by each ROA Stockholder setting forth the allocation of SCN Shares and cash to be delivered to the ROA Stockholders at the Effective Time. Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Pennsylvania Business Corporation Law. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of ROA Shares or SCN Shares outstanding. For all purposes, each SCN Share is agreed to have a value of Six Dollars ($6.00) per share.

            (vi) SCN Shares. Each SCN Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

      3. Representations and Warranties of ROA and the ROA Stockholders. ROA and the ROA Stockholders, severally and with respect to themselves only, represent and warrant to SCN that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3 and will be completed pursuant to Section 5(j). SCN acknowledges that on the Closing Date ROA shall have ceased the practice of medicine and shall have converted from a professional corporation to a business corporation. To the extent that any statements contained in this Section 3 refer to the practice of medicine, such statements shall refer to the period during which ROA operated as a professional corporation.

      (a) Organization, Qualification, and Corporate Power. ROA is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. ROA is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by ROA makes such qualification necessary. ROA has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

      (b) Capitalization. The entire authorized capital stock of ROA consists of two thousand (2,000) ROA Shares, of which one thousand (1,000) ROA Shares are issued and outstanding and zero (0) ROA Shares are held in treasury. One thousand of the total authorized capital stock of ROA consists of Class A voting ROA Shares, of which five hundred ten (510) are issued and outstanding. The remaining one thousand of the total authorized capital stock of ROA consists of Class B nonvoting ROA Shares, of which four hundred ninety (490) are issued and outstanding. All of the issued and outstanding ROA Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require ROA to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to ROA.

      (c) Authorization of Transaction. ROA has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that ROA cannot consummate the Merger unless and until it receives the Requisite ROA Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of ROA, enforceable in accordance with its terms and conditions.

      (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, professional regulatory organization or court to which ROA is subject or any provision of the charter or bylaws of ROA or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which ROA is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). ROA is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (e) Subsidiaries and Investments. ROA does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, limited liability company, trust, joint venture, or other entity.

      (f) Financial Statement. ROA has furnished SCN with audited balance sheets dated December 31, 1994 and 1995, and audited income statements for the twelve
(12) month periods ending December 31, 1995, 1994 and 1993. Such financial statements, including the notes thereto, except as indicated therein, were prepared on a basis consistent with past accounting practices of ROA and fairly presents the results of operations for the periods noted therein. The balance sheets of ROA delivered by ROA to SCN fairly present the financial condition of ROA at the date thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of ROA, fixed or contingent, as of the date thereof.

      (g) Undisclosed Liabilities. ROA has no uninsured liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 1995 and (ii) liabilities which have arisen after December 31, 1995 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (h) Brokers' Fees. ROA does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (i) Material Contracts. Section 3(i) of the Disclosure Schedule lists the following contracts and other material agreements to which ROA is a party:

            (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person;

            (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services;

            (iii) any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which ROA has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of ROA's current or former directors, officers, and employees;

            (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

            (viii) any agreement pursuant to which ROA has advanced or loaned any amount to any of its directors, officers, and employees;

            (ix) any agreement pursuant to which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of ROA; or

            (x) any other agreement (or group of related agreements) outside the ordinary course of ROA's business or operations the performance of which involves consideration in excess of $15,000.

ROA has delivered or given SCN access to a correct and complete copy of each written agreement listed in Section 3(i) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(i) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth in Section 3(i) of the Disclosure Schedule, no notice of this Agreement or consent of any third party is required in order to execute and deliver this Agreement or to consummate the transaction contemplated hereby, and, after assignment to SCN at Closing, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms; (C) to ROA's Knowledge no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      (j) Insurance; Malpractice. Section 3(j) of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Section 3(j) of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the ROA Stockholders, ROA and ROA's professional employees and all predecessor policies in effect since February 1, 1990. Except as set forth on Section 3(j) of the Disclosure Schedule (a) neither ROA, the ROA Stockholders, nor its professional employees have, in the last seven (7) years, filed a written application for any insurance coverage relating to ROA's business or property which has been denied by an insurance agency or carrier and (b) ROA, ROA's professional employees and the ROA Stockholders have been continuously insured for professional malpractice claims during the same period. Section 3(j) of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence filed by ROA, ROA's professional employees or the ROA Stockholders during the three (3) year period immediately preceding the date hereof, including workers compensation, general liability, environmental liability and professional malpractice liability claims. None of ROA, ROA's professional employees nor the ROA Stockholders is in material default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

      (k) No Changes Prior to Closing Date. During the period from December 31, 1995 through the date hereof, ROA has not (i) incurred any liability or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due), except in the Ordinary Course of Business, (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to ROA, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the Ordinary Course of Business, (v) canceled or waived any claims or rights of substantial value, (vi) made any change in any method of accounting,
(vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the Ordinary Course of Business, (viii) agreed, whether or not in writing, to do any of the foregoing, or (ix) disposed of its assets other than in the Ordinary Course of Business.

      (l) Title; Condition. Section 3(l) of the Disclosure Schedule contains a complete, true and correct list of those assets which are material to the business or operations of ROA (the "Practice Assets"). ROA has good and marketable title to, or leasehold interests in, all of the Practice Assets. Except as disclosed on Section 3(l) of the Disclosure Schedule, none of the Practice Assets is subject to a contract or other agreement of sale or subject to security interests, mortgages, encumbrances, liens (including income, personal property and other tax liens) or charges of any kind or character. Upon completion of the merger, ROA shall own or lease the Practice Assets free and clear of all liens and encumbrances except as disclosed in Section 3(l) of the Disclosure Schedule.

      (m) Litigation. Except as set forth in Section 3(m) of the Disclosure Schedule, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or, to the Knowledge of ROA, threatened against, or affecting ROA or any of the Practice Assets, or any physician or other health care professional engaged or employed by ROA, and to the best of ROA and the ROA Stockholders' Knowledge there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(m) of the Disclosure Schedule could result in any material adverse change in the operations, results of operations, or future prospects of the business assets to be operated by SCN after the Closing.

      (n) Permits and Licenses. ROA and all physicians and other health care professionals engaged or employed by ROA have all permits and licenses required by all applicable laws; have made all regulatory filings necessary for the conduct of ROA's business; and are not in violation of any of said permitting or licensing requirements.

      (o) Tax Matters. Except as set forth in Section 3(o) of the Disclosure Schedule, ROA has filed or caused to be filed all federal, state and local tax returns which are required to have been filed by ROA, including all income, excise, franchise, and payroll tax returns, and ROA has paid or established an adequate accrual reserve for all taxes accrued through the Effective Time of the Merger and has otherwise complied with all federal, state, local and other tax laws applicable to it.

      (p) Employee Benefit Plans.

            (i) List of Plans. Section 3(p) of the Disclosure Schedule contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by ROA (including all employers (whether or not incorporated) which by reason of common control are treated together with ROA and/or the ROA Stockholders as a single employer within the meaning of Section 414 of the Code) since September 2, 1974.

            (ii) Status of Plans. ROA has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. ROA has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of ROA or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under
      Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of ROA to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against ROA by the PBGC.

      ROA has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of ROA .

            (iii) Contributions. Full payment has been made of all amounts which ROA is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which ROA is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. ROA has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

            (iv) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Knowledge of ROA, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

            (v) Transactions. ROA has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any material claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

            (vi) Other Plans. ROA presently does not maintain any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Section 3(p) of the Disclosure Schedule.

            (vii) Documents. ROA has delivered or caused to be delivered to SCN true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

      (q) Third-Party Relations. ROA has not received notice that any material patients, supplier, employee or associated physician intends to cease doing business with ROA.

      (r) Compliance with Applicable Laws. Except as set forth in Section 3(r) of the Disclosure Schedule, to ROA's Knowledge, ROA has operated in compliance with all federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations and orders applicable thereto ("Applicable Laws"). No item disclosed in Section 3(r) of the Disclosure Schedule has a material effect on the operations of ROA. To ROA's Knowledge, neither ROA nor any physician associated with or employed by ROA has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. ss. 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency.

      (s) Employee Compensation. ROA has paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all physician employees are entitled through the Closing Date, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of certain of ROA's physician employees.

      (t) Environmental Matters.

            (i) Except as set forth in Section 3(t) of the Disclosure Schedule, ROA is in material compliance with all applicable Environmental Laws.

            (ii) ROA has not authorized or conducted nor does ROA have Knowledge of the disposal or release, or other handling of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, biohazardous or biomedical material, or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "Hazardous Materials"), on, in, under or affecting or any property owned or leased by ROA.

            (iii) ROA has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental

      Laws. Section 3(t) of the Disclosure Schedule lists all such licenses, permits, registrations and government authorizations required by any Environmental Law.

            (iv) Except as disclosed in Section 3(t) of the Disclosure Schedule, ROA has not received any written or oral notice from any governmental agency or entity or any other Person and there is no pending or threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by ROA or, with respect to the Practice Assets or any property owned or leased by ROA (b) alleges that ROA is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., or any analogous state law, (c) has resulted or could result in the attachment of an environmental lien on any of the Practice Assets or property owned or leased by ROA, or (d) alleges that ROA is liable for any contamination of the environment, contamination of any property owned or leased by ROA, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

      (u) Healthcare Compliance. ROA is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements if any, discussed in Section 3(i) of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. ROA is in compliance in all material respects with the requirements of all such third-party payors applicable thereto. ROA, its Stockholders, and its physician employees do not have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

      (v) Fraud and Abuse. To ROA's Knowledge, ROA, the ROA Stockholders and persons and entities providing professional services for ROA have not engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

     (w) Practice Compliance. ROA is duly licensed as a medical practice and is lawfully operated in accordance with the requirements of all Applicable Laws and has all necessary authorizations for the use and operation of a medical practice, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to ROA issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party payor, and after reasonable and independent inquiry and due diligence and investigation, ROA has neither received notice nor has any Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the Ordinary Course of Business.

      (x) Rates and Reimbursement Policies. The jurisdiction in which ROA is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by ROA. ROA does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. ROA has no Knowledge of any Applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which ROA is located, which could have a material adverse effect on ROA or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at ROA or require ROA to obtain any necessary authorization which ROA does not currently possess.

      (y) Accounts Receivable. All accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of ROA, as being due to ROA, as at the Closing Date have arisen in the Ordinary Course of Business; and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since December 31, 1995 in the amount of accounts receivable or other debts due ROA, the allowances with respect thereto, or accounts payable of ROA from that reflected in the Balance Sheet previously delivered by ROA to SCN.

      (z) Guaranties. ROA is not a guarantor and otherwise is not liable for any liability or obligation (including indebtedness) of any other Person.

      (aa) Powers of Attorney. There are no outstanding powers of attorney executed by ROA, except as may be contained in financing documents or security agreements listed in Section 3(i) of the Disclosure Schedule.

      (ab) Tangible Assets. ROA owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. To ROA's knowledge each tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear).

      (ac) Full Disclosure. No representation or warranty made by ROA in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

      4. Representations and Warranties of SCN. SCN represents and warrants to ROA that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

      (a) Organization. SCN is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

      (b) Capitalization. The entire authorized capital stock of the SCN consists of fifty million (50,000,000) SCN Shares and two million (2,000,000) shares of preferred stock, no par value, of which one million three hundred sixty-five thousand (1,365,000) SCN Shares are issued and outstanding, zero (0) SCN Shares are held in treasury and zero (0) shares of preferred stock are issued and outstanding. All of the SCN Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable.

      (c) Authorization of Transaction. SCN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to issue the SCN Shares and otherwise to perform its obligations hereunder; provided, however, that SCN cannot consummate the Merger unless and until it receives the Requisite SCN Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of SCN, enforceable in accordance with its terms and conditions.

      (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, professional regulatory organization or court to which SCN is subject or may become subject as a result of the transaction contemplated by this Agreement, or any provision of the charter or bylaws of SCN or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SCN is a party or by which it is bound or to which any of its assets is subject. Other than state and federal filings required by the Securities Act and similar state statutes, SCN does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (e) Brokers' Fees. SCN does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SCN could become liable or obligated.

      (f) Private Placement Memorandum. The Private Placement Memorandum does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

      5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

      (a) General. Each of the Parties will use its and his best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below) to be satisfied by him or it. This paragraph shall not be construed to obligate any of the parties to waive any condition precedent to his or its obligations to perform hereunder.

      (b) Notices and Consents. ROA will give any notices to third parties, and will use its best efforts to obtain any third party consents, that SCN reasonably may request in connection with the matters referred to in Section 3(i) above.

      (c) Regulatory Matters and Approvals. Each of the Parties to this Agreement will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

            (i) Securities Act, Securities Exchange Act, and State Securities Laws. SCN will prepare and, if necessary, file with the U.S. Securities and Exchange Commission all necessary documents relating to the offering and issuance of the SCN Shares. SCN will take all actions that may be necessary under state securities laws in connection with the offering and issuance of the SCN Shares.

            (ii) General Corporation Law. ROA will call a special meeting of its stockholders (the "Special ROA Meeting") as soon as practicable in order that the ROA Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Pennsylvania Business Corporation Law. SCN will call a special meeting of its stockholders (the "Special SCN Meeting") as soon as practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law.

            (iii) Tax Reporting. The Merger shall constitute a reorganization under Code Section 368(a)(1)(A). Each of the parties agrees to report this transaction for financial and income tax purposes in accordance with the foregoing.

      (d) Operation of Business. From the date of this Agreement through the Closing Date, ROA will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

            (i) ROA will not authorize or effect any change in its charter or bylaws;

            (ii) ROA will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

            (iii) ROA will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock in either case outside the Ordinary Course of Business without the consent of SCN, which consent shall not be unreasonably withheld;

            (iv) ROA will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

            (v) ROA will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

            (vi) ROA will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

            (vii) ROA will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

            (viii) ROA will not commit to any of the foregoing.

      (e) Full Access. Upon three (3) days prior notice, ROA will permit representatives of SCN to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to ROA during normal business hours. SCN will treat and hold as such any confidential information it receives from ROA in the course of the reviews contemplated by this Section 5(e), will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to ROA all tangible embodiments (and all copies) thereof which are in its possession.

      (f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. Until the earlier of December 31, 1996 or the Effective Time, ROA will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of ROA (including any acquisition structured as a merger, consolidation, or share exchange). ROA shall notify SCN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (h) Collection of Accounts Receivable. The ROA Stockholders agree to cooperate with SCN in the collection of accounts receivable owned by ROA as of the Effective Time acquired pursuant to this Agreement. SCN, at its option, shall have the right to require the collection of said accounts receivable through a lockbox or bank account sweep arrangement. In connection therewith, the ROA Stockholders agree to execute the necessary documents and follow the necessary procedures as described in the Service Agreement between the parties which is attached hereto as Exhibit 7(a)(iv) to accommodate the collection of the accounts receivable in such manner.

      (i) Payment of Expenses. On or before the Effective Time, ROA shall have paid or discharged any and all liabilities or charges owed as a result of the transaction contemplated by this Agreement.

      (j) Completion of Schedules. The parties hereto acknowledge that this Agreement is being executed and delivered before the Disclosure Schedule has been completed and attached hereto. SCN therefore agrees that ROA and the ROA Stockholders may complete the Disclosure Schedule and that said Disclosure Schedule may be attached hereto after the execution and delivery of this Agreement; provided, however, that the Disclosure Schedule shall be in form, substance and content acceptable to SCN in its sole discretion and shall be completed and delivered to SCN by ROA and the ROA Stockholders on or prior to November 8, 1996. SCN shall have the right to terminate this Agreement at any time on or prior to November 12, 1996, in its sole discretion, based upon its review of the Disclosure Schedule furnished by ROA and the ROA Stockholders and the documents, events, facts or other circumstances referred to therein. In the event this Agreement is terminated pursuant to this Section 5(j), neither party shall be obligated to the other, except as set forth in Section 8(b).

      (k) Eric Hume Employment Contract. SCN acknowledges and agrees that it shall have the responsibility and obligation for paying the remaining obligation of ROA under the employment contract with Eric Hume with respect to his accounts receivable acquired pursuant to the terms of this Agreement.

      6. Conditions to Obligation to Close.

      (a) Conditions to Obligation of SCN. The obligation of SCN to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The ROA Stockholders shall have received a copy of the Private Placement Memorandum, and no less than five (5) days after receipt of the Private Placement Memorandum, this Agreement and the Merger shall have received the Requisite ROA Stockholder Approval and the number of Dissenting Shares shall not exceed five percent (5%) of the number of outstanding ROA Shares;

            (ii) ROA shall have procured all of the third party consents specified in Section 5(b) above;

            (iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (iv) ROA shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former business of the ROA;

            (vi) ROA shall have delivered to SCN a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

            (vii) this Agreement and the Merger shall have received the Requisite SCN Stockholder Approval;

            (viii) SCN shall have received from counsel to ROA an opinion in form and substance as set forth in Exhibit 6(a)(viii) attached hereto, addressed to SCN, and dated as of the Closing Date;

            (ix) SCN shall have received from the ROA Stockholders subscription documents in form and substance as set forth in Exhibit 6(a)(ix) attached hereto;

            (x) SCN shall have received the resignations, effective as of the Closing, of each director and officer of ROA other than those whom SCN shall have specified in writing at least five (5) business days prior to the Closing;

            (xi) all actions to be taken by ROA in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to SCN;

            (xii) SCN shall have closed its financing with NationsBank of Tennessee, N.A., on terms and conditions that are satisfactory to SCN;

            (xiii) the issuance of the SCN Shares to ROA or the ROA Stockholders will not violate federal securities laws or the securities laws of any state of the United States;

            (xiv) SCN and ROA shall have all licenses and permits necessary to operate their respective businesses;

            (xv) all physicians and employees of ROA must be properly covered by medical malpractice insurance and, to the extent applicable, medical malpractice tail insurance to cover prior occurrences;

            (xvi) ROA shall have distributed to the ROA Stockholders all of the assets listed on Exhibit 6(a)(xvi), which constitute the entirety of the assets owned by ROA not being acquired by SCN (the "Excluded Assets"). Additionally, on or before the Effective Time, ROA shall have paid or discharged all liabilities or charges for costs or fees owed as a result of the transactions contemplated by this Agreement. With respect to Employee Benefit Plans, all Plans shall be transferred to a new entity controlled by the ROA Stockholders, and the instrument of transfer shall provide that the new entity assumes all of the liabilities of the Plans, including but not limited to any current or future funding liabilities;

            (xvii) ROA shall have caused the payoff of all indebtedness owed to banks or other financial institutions or lenders or the assumption thereof by a new entity organized by the ROA Stockholders;

            (xviii) ROA shall have established an adequate accrual reserve for payment of the taxes accrued with respect to the taxable periods or portion thereof ended as of the Effective Time of the Merger contemplated herein; and

            (xix) On or before the Effective Time, the transactions contemplated by (i) that certain Merger Agreement between SCN and Vero Orthopaedics, Inc. dated November 12, 1996, and (ii) that certain Stock Purchase Agreement between SCN and the stockholders of Princeton Orthopaedic Associates, P.A. dated October 21, 1996, shall have been consummated; and

            (xx) on or before the Closing Date, ROA will satisfy and discharge any and all liabilities to any employee of ROA for accrued vacation time and accrued sick time in excess of one week.

SCN may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of ROA. The obligation of ROA to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) this Agreement and the Merger shall have received the Requisite SCN Stockholder Approval;

            (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (iii) SCN shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect adversely the right of the Surviving Corporation to own the former assets of ROA;

            (v) SCN shall have delivered to ROA a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

            (vi) ROA shall have received from counsel to SCN an opinion in form and substance as set forth in Exhibit 6(b)(vi) attached hereto, addressed to the ROA Stockholders, and dated as of the Closing Date;

            (vii) this Agreement and the Merger shall have received the Requisite ROA Stockholder Approval;

            (viii) SCN shall have prepared and, if necessary, filed with the U.S. Securities and Exchange Commission all necessary documents relating to the offering and issuance of SCN Shares. SCN shall have taken all actions that were necessary under state securities laws in connection with the offering and issuance of the SCN Shares. Moreover, SCN shall have provided the Private Placement Memorandum to the ROA Stockholders;

            (ix) upon review of the Private Placement Memorandum, the ROA Stockholders shall have elected to close the transaction by delivery to SCN of completed subscription documents in form and substance as set forth in Exhibit 6(a)(ix);

            (x) all actions to be taken by SCN in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to ROA;

            (xi) there shall have been no changes in the Applicable Laws affecting SCN's proposed operations as described in the Private Placement Memorandum; and

            (xii) On or before the Effective Time, the transactions contemplated by (i) that certain Merger Agreement between SCN and Vero Orthopaedics, Inc. dated November 12, 1996, and (ii) that certain Stock Purchase Agreement between SCN and the stockholders of Princeton Orthopaedic Associates, P.A. dated October 21, 1996, shall have been consummated.

ROA may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

      7. Items to be Delivered at or Prior to Closing.

      (a) By the ROA Stockholders or ROA. The ROA Stockholders or ROA, as applicable, shall execute and deliver to ROA, prior to or at the Closing:

            (i) Certified resolutions of ROA authorizing the execution of all documents and the consummation of all transactions contemplated hereby;

            (ii) The Pennsylvania Articles of Merger which shall be in substantially the form attached hereto as Exhibit 2(c)(i);

            (iii) Stock Certificates representing ownership of all shares of ROA (other than Dissenting Shares), duly endorsed to SCN;

            (iv) A Service Agreement in substantially the form attached hereto as Exhibit 7(a)(iv);

            (v) The Certificate required by Section 6(a)(vi);

            (vi) An opinion from ROA's counsel in substantially the form attached hereto as Exhibit 6(a)(viii);

            (vii) Subscription Documents in substantially the form attached hereto as Exhibit 6(a)(ix);

            (viii) The ROA Stockholders Schedule required to be delivered pursuant to Section 2(d)(v); and

            (ix) Such other instruments as may be reasonably requested by SCN in order to effect to or carry out the intent of this Agreement.

      (b) By SCN. SCN shall deliver to ROA at or prior to the Closing:

            (i) Cash and Stock Certificates representing the SCN Shares being issued to each of the ROA Stockholders pursuant to Section 2(d)(v);

            (ii) The Delaware Articles of Merger in substantially the form attached hereto Exhibit 2(c);

            (iii) An opinion from SCN's counsel in substantially the form attached hereto as Exhibit 6(b)(vi);

            (iv) A Certificate, duly executed by the President of SCN, stating as of the Closing Date, all representations and warranties of SCN are true, all covenants and agreements contained in the Agreement to be performed by SCN have been performed or complied with and all conditions to Closing have been satisfied;

            (v) The SCN Stockholder's Agreement attached hereto as Exhibit 7(b)(v); and

            (vi) Such other instruments as may be reasonably requested by the ROA Stockholders in order to effect to or carry out the intent of this Agreement.

      8. Termination.

      (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

            (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

            (ii) SCN may terminate this Agreement by giving written notice to ROA at any time prior to the Effective Time (A) in the event ROA has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SCN has notified ROA of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (B) if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from SCN breaching any representation, warranty, or covenant contained in this Agreement) or (C) in accordance with Section 5(j);

            (iii) ROA may terminate this Agreement by giving written notice to SCN at any time prior to the Effective Time (A) in the event SCN has breached any representation, warranty, or covenant contained in this Agreement in any material respect, ROA has notified SCN of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from ROA breaching any representation, warranty, or covenant contained in this Agreement);

            (iv) any Party may terminate this Agreement by giving written notice to the other Party at any time in the event this Agreement and the Merger fail to receive the Requisite ROA Stockholder Approval or the Requisite SCN Stockholder Approval respectively.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement does not close and such failure is not the fault of SCN, then ROA agrees to reimburse SCN for seventy-five percent of SCN's out of pocket expenses, including but not limited to professional fees, related to the proposed transaction; provided, however, ROA's obligation to reimburse SCN shall not exceed fifty-six thousand two hundred fifty dollars ($56,250).

      9. Indemnification.

      (a) Indemnification by the ROA Stockholders. The ROA Stockholders agree to and shall jointly and severally defend, indemnify and hold harmless SCN, its successors and assigns, officers and directors against any and all losses, liabilities, expenses (including without limitation reasonable attorney's fees) and damages resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of ROA set forth in this Agreement. The ROA Stockholders, severally, and not jointly, agree to and shall defend, indemnify and hold harmless SCN, its successors and assigns, officers and directors against any and all losses, liabilities, expenses (including without limitation reasonable attorney's fees) and damages resulting from or arising out of the breach, untruth or inaccuracy of any individual representation, warranty or covenant relating to an ROA Stockholder set froth in this Agreement. The ROA Stockholders shall not be liable to SCN for any claims against the ROA Stockholders under this Section 9(a) unless and until the aggregate of all claims against the ROA Stockholders exceeds the sum of $25,000.00, whereupon SCN shall be entitled to recover the full amount of all claims, including the initial $25,000.00. Notwithstanding the foregoing provisions, the obligations of any ROA Stockholder executing this Agreement to indemnify SCN shall not exceed the value of the portion of the SCN Shares and cash delivered to such ROA Stockholder at the Closing.

      (b) Notice to the ROA Stockholders; Opportunity to Defend. SCN agrees to give prompt notice to the ROA Stockholders of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 9(a). The ROA Stockholders may participate in and at their election, or at the request of SCN, assume the defense of any such suit, action or proceeding at the ROA Stockholders's expense. The ROA Stockholders shall not be liable under Section 9(a) for any settlement effected without their consent of any claim, litigation or proceeding in respect of which indemnity may be sought under Section 9(a) which consent shall not be unreasonably withheld.

      (c) General Indemnification by SCN. SCN agrees to and shall defend, indemnify and hold harmless the ROA Stockholders, their heirs and assigns against any and all losses, liabilities, expenses (including without limitation reasonable attorney's fees) and damages resulting from the breach, untruth or inaccuracy of any representation, warranty or covenant of SCN set forth in this Agreement. SCN shall not be liable to the ROA Stockholders for any claims against ROA under this Section 9(c) unless and until the aggregate of all claims against SCN exceeds the sum of $25,000.00, whereupon the ROA Stockholders shall be entitled to recover the full amount of all claims, including the initial $25,000.00.

      (d) Notice to SCN; Opportunity to Defend. The ROA Stockholders agree to give prompt notice to SCN of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under
Section 9(c). SCN may participate in and at its election, or at the request of the ROA Stockholders, assume the defense of any such suit, action or proceeding at SCN's expense. SCN shall not be liable under Section 9(c) for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

      (e) Survival. The representations and warranties of the ROA Stockholders, ROA and SCN contained in this Agreement and the indemnifications contained herein shall survive the Closing. No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made after two (2) years following the Closing Date. Any matter to which indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date shall continue to be subject to the indemnification under this Agreement until finally terminated, settled, resolved or adjudicated; and all terms, conditions and stipulations of this Agreement shall likewise continue to apply.

      (f) Security for Indemnity. The ROA Stockholders hereby agree that in the event (i) any final judgment is rendered in favor of SCN, (ii) SCN is entitled to indemnification pursuant to the provisions of this Agreement and (iii) the ROA Stockholders do not pay to SCN the amount due hereunder, then SCN shall have the right to redeem any SCN Share then owned by the ROA Stockholders pursuant to the terms of the Stockholder's Agreement.

      10. Miscellaneous.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

      (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


      If to ROA:                          Copy to:

      Richard H. Rothman, M.D., PhD,      Stephen M. Goodman, Esq.
        President                         Morgan, Lewis & Bockius, LLP
      Reconstructive Orthopaedic          2000 One Logan Square
        Assocs., Inc.                     Philadelphia, Pennsylvania 19103
      800 Spruce Street                   Facsimile:  (215) 963-4663
      Philadelphia, Pennsylvania 19107

      If to SCN:                          Copy to:

      Kerry R. Hicks, President           David T. Popwell, Esq.
      Specialty Care Network, Inc.        Baker, Donelson, Bearman & Caldwell
      44 Union Boulevard, Suite 600       165 Madison Ave, Suite 2100
      Lakewood, Colorado 80228            Memphis, Tennessee 38103
      Facsimile: (303) 716-1298           Facsimile: (901) 577-2303

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (h) Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law and the Pennsylvania Business Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

      (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                   * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          SPECIALTY CARE NETWORK, INC.

                                          By:___________________________________
                                          Title:________________________________


                                          RECONSTRUCTIVE ORTHOPAEDIC
                                          ASSOCIATES, INC.

                                          By:___________________________________
                                          Title:________________________________

                                          ______________________________________


                                          ROA STOCKHOLDERS:

                                          ______________________________________
                                          RICHARD H. ROTHMAN, M.D.


                                          ______________________________________
                                          ROBERT E. BOOTH, JR., M.D.


                                          ______________________________________
                                          RICHARD A. BALDERSTON, M.D.


                                          ______________________________________
                                          ARTHUR R. BARTOLOZZI, M.D.


                                          ______________________________________
                                          WILLIAM J. HOZACK, M.D.

                                          ______________________________________
                                          MICHAEL G. CICCOTTI, M.D.


                                          ______________________________________
                                          TODD J. ALBERT, M.D.


                                          ______________________________________
                                          ALEXANDER R. VACCARO, M.D.


                                          ______________________________________
                                          PETER F. SHARKEY, M.D.